EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Northwest Biotherapeutics, Inc. on Form S-3 FILE NO. 333-213777 of our report dated April 2, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Northwest Biotherapeutics, Inc. as of December 31, 2018 and for the years ended December 31, 2018 and 2017 and our report dated April 2, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Northwest Biotherapeutics, Inc. as of December 31, 2018, our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses, which reports are included in this Annual Report on Form 10-K of Northwest Biotherapeutics, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

April 2, 2019